Exhibit 99.1

Priceline.com Reports Financial Results for 4th Quarter and Full-Year 2010

NORWALK, Conn., February 23, 2011 . . . Priceline.com Incorporated (Nasdaq: PCLN) today reported 4th quarter and full-year 2010 financial results for the Priceline Group of Companies. Fourth quarter gross travel bookings for the group, which refers to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers, were $3.26 billion, an increase of 44.2% over a year ago.

The Group had revenues in the 4th quarter of $731 million, a 35.0% increase over a year ago. The Group’s international operations contributed revenues in the 4th quarter of $374.9 million, a 68.2% increase versus a year ago (approximately 75% on a local currency basis). The Group’s gross profit for the 4th quarter was $478.4 million, a 52.8% increase from the prior year. International operations contributed gross profit in the 4th quarter of $374.0 million, a 68.4% increase versus a year ago (approximately 75% growth on a local currency basis). The Group’s operating income in the 4th quarter was $189.0 million, a 60.3% increase from the prior year. The Group had GAAP net income applicable to common shareholders for the 4th quarter of $135.7 million, or $2.66 per diluted share, which compares to $78.4 million or $1.55 per diluted share, in the same period a year ago.

Non-GAAP net income in the 4th quarter was $175.0 million, a 72.2% increase versus the prior year.  Non-GAAP net income was $3.40 per diluted share, compared to $1.99 per diluted share a year ago. First Call analyst consensus for the 4th quarter 2010 was $3.10 per diluted share.  Non-GAAP EBITDA for the 4th quarter 2010 was $222.9 million, an increase of 67.4% over a year ago. The section below entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and the attached financial and statistical supplement reconciles non-GAAP financial information with the Group’s financial results under GAAP.

For full-year 2010, the Group had revenues of $3.08 billion, a 31.9% increase over 2009. International operations contributed full-year revenues of $1.4 billion, a 69.5% increase versus a year ago (approximately 77% on a local currency basis).  Gross profit for the Group in 2010 was $1.9 billion, a 51.4% increase from the prior year. International operations contributed full-year gross profit of $1.4 billion, a 69.7% increase versus the prior year (approximately 77% growth on a local currency basis). The Group’s 2010 operating income was $786.8 million, a 67.1% increase from the prior year.  The Group had GAAP net income for full-year 2010 of $527.5 million, or $10.35 per diluted share, which compares to $489.5 million or $9.88 per diluted share in 2009.  Net income for the full-year 2009 was positively affected by a $183.3 million non-cash tax benefit from reversing a portion of the valuation allowance related to the Group’s net operating loss carry forwards.

Non-GAAP EBITDA for 2010 was $901.4 million, an increase of 64.6% over a year ago. Non-GAAP net income for 2010 was $692.7 million or $13.49 per diluted share, compared to $8.52 per diluted share a year ago. First Call analyst consensus for full-year 2010 was $13.22 per diluted share.

“The Group’s worldwide hotel business performed well for the 4th quarter and full year 2010,” said Jeffery H. Boyd, Priceline President and Chief Executive Officer. “High gross travel bookings growth rates were the result of continued penetration of new markets, like Asia-Pacific and South America, where economic growth and rapid online adoption are tailwinds for the business, and solid growth in core markets in Western Europe and North America.  The Group’s air and rental car businesses also performed well under challenging market conditions and TravelJigsaw has made good progress with platform and website enhancements to grow our international rental car business.”

“Going forward, Booking.com, priceline.com, Agoda.com and TravelJigsaw intend to continue building their brands, extending the reach of the Group’s global hotel network and working together to achieve benefits of integration where appropriate,” said Mr. Boyd.

Priceline.com said it was targeting the following for 1st quarter 2011:

•                  Year-over-year increase in total gross travel bookings of approximately 45% - 50%.

•                  Year-over-year increase in international gross travel bookings of approximately 64% - 69% (an increase of approximately 66% - 71% on a local currency basis).

•                  Year-over-year increase in domestic gross travel bookings of approximately 7% to 12%.

•                  Year-over-year increase in revenue of approximately 29% to 34%.

•                  Year-over-year increase in gross profit of approximately 47% to 52%.

•                  Non-GAAP EBITDA of approximately $147 million to $157 million.

•                  Non-GAAP net income of between $2.34 and $2.44 per diluted share.

The Company noted that its first quarter guidance reflected sequentially higher levels of top-line growth, and accordingly, higher variable expenses, which should benefit earnings in the second and third quarters when a high proportion of the related stays occur and commission revenue is recognized.

Non-GAAP guidance for the 1st quarter 2011:

•                  excludes non-cash amortization expense of acquisition-related intangibles,

•                  excludes non-cash stock-based compensation expense,

•                  excludes non-cash interest expense and gains or losses on early debt extinguishment, if any, related to cash settled convertible debt,

•                  excludes the impact, if any, of charges or benefits associated with judgments, rulings and/or settlements related to hotel occupancy tax proceedings,

•                  excludes non-cash income tax expense and reflects the impact on income taxes of certain of the non-GAAP adjustments,

•                  includes the additional impact of the non-GAAP adjustments described above on net income attributable to noncontrolling interests,

•                  includes the anti-dilutive impact of the “Conversion Spread Hedges” (see “Non-GAAP Financial Measures” below) on diluted common shares outstanding related to outstanding convertible notes, and

•                  includes the dilutive impact of additional shares of unvested restricted stock, restricted stock units and performance share units because non-GAAP net income has been adjusted to exclude stock-based compensation.

In addition, non-GAAP EBITDA excludes depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, net income attributable to noncontrolling interests, income taxes and includes the impact of foreign currency transactions and other expenses.

When aggregated, the non-GAAP adjustments are expected to increase non-GAAP EBITDA over GAAP net income by approximately $68 million in the 1st quarter 2011.  In addition, the non-GAAP adjustments are expected to increase non-GAAP net income over GAAP net income by approximately $35 million in the 1st quarter 2011. On a per share basis, the Group estimates GAAP net income of approximately $1.66 to $1.76 per diluted share for the 1st quarter 2011.

Information About Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements reflect the views of the Group’s management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, without limitation, “may,” “will,” “should,” “could,” “expects,” “does not currently expect,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “targets,” or “continue,” reflecting something other than historical fact are intended to identify forward-looking statements.

The following factors, among others, could cause the Group’s actual results to differ materially from those described in the forward-looking statements:

• adverse changes in general market conditions for leisure and other travel services as a result of, among other things, decreased consumer spending, general economic downturn, terrorist attacks, natural disasters or adverse weather, the bankruptcy or insolvency of a major airline, or the outbreak of an epidemic or pandemic disease, such as the recent swine flu outbreak;

• adverse changes in the Group’s relationships with airlines and other product and service providers and vendors which could include, without limitation, the withdrawal of suppliers from the Group’s systems (either “retail” or “opaque” services, or both) and/or the loss or reduction of global distribution fees;

• fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;

• the effects of increased competition, including the potential impact of increased pricing competition initiated by other on-line travel agents in the form of reduced booking fees and/or the launch by competitors of an “opaque” travel offering and the potential impact of “metasearch” initiatives by Google and other search engines upon which we rely for a significant amount of traffic;

• an adverse outcome in one or more of the hotel occupancy and other tax proceedings in which priceline.com is involved;

• a change by a major search engine to its search engine algorithms that negatively affects the search engine ranking of the company or its 3rd party distribution partners;

• our ability to expand successfully in international markets;

• the ability to attract and retain qualified personnel;

• difficulties integrating recent or future acquisitions, such as the 2nd quarter 2010 acquisition of TravelJigsaw, including ensuring the effectiveness of the design and operation of internal controls and disclosure controls of acquired businesses;

• the occurrence of an external or internal security breach of our systems or other Internet based systems involving personal customer information, credit card information or other sensitive data;

• systems-related failures and/or security breaches, including without limitation, “denial-of-service” type attacks on our system, any security breach that results in the theft, transfer or unauthorized disclosure of customer information, or the failure to comply with various state laws applicable to the company’s obligations in the event of such a breach; and

•legal and regulatory risks.

For a detailed discussion of these and other factors that could cause the Group’s actual results to differ materially from those described in the forward-looking statements, please refer to the Group’s most recent Form 10-Q, Form 10-K and Form 8-K filings with the Securities and Exchange Commission. Unless required by law, the Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Non-GAAP EBITDA represents GAAP net income excluding depreciation and amortization expense, interest income, interest expense, equity in income and loss of investees, net income and loss attributable to noncontrolling interests, income taxes and is adjusted for the non-GAAP adjustments relating to stock-based compensation expense, gains and losses on early debt extinguishment and charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings.  Additionally, favorable adjustments to franchise tax and sales and use tax and the favorable litigation settlement relating to credit card processing costs recorded in GAAP net income have been excluded from Non-GAAP EBITDA and Non-GAAP net income.

Non-GAAP EBITDA, non-GAAP net income and non-GAAP net income per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The Group believes that non-GAAP EBITDA, non-GAAP net income and non-GAAP net income per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate the Group’s future on-going performance because they enable a more meaningful comparison of the Group’s projected cash earnings and performance with its historical results from prior periods and to those of its competitors. These non-GAAP metrics, in particular non-GAAP EBITDA and non-GAAP net income, are not intended to represent funds available for priceline.com’s discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance.

Non-GAAP financial information is adjusted for the following items:

•                  Amortization expense of acquisition-related intangibles is excluded because it does not impact cash earnings.

•                  Charges or benefits related to judgments, rulings, or settlements of hotel occupancy tax proceedings and favorable adjustments related to certain franchise and sales tax issues for our headquarters location are excluded because the amount and timing of these items are unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•                  Cash benefit associated with the favorable settlement of litigation related to credit card processing costs is excluded because the amount and timing of this item is unpredictable, not driven by core operating results and render comparisons with prior periods less meaningful.

•                  Stock-based compensation expense is excluded because it does not impact cash earnings and is reflected in earnings per share through increased share count.

•                  Interest expense related to the amortization of debt discount and gains or losses on early debt extinguishment related to convertible debt are excluded because they are non-cash in nature.

•                  Income tax expense is adjusted for the tax impact of certain of the non-GAAP adjustments described above and to exclude tax expense recorded where no actual tax payments are owed because of available net operating loss carry forwards.  Income tax expense for the full year 2009 was adjusted to exclude a $183.3 million non-cash tax benefit from reversing a portion of the valuation allowance related to the Group’s net operating loss carry forwards.

•                  Net income and loss attributable to non-controlling interest is adjusted for the impact of certain of the non-GAAP adjustments described above

•                  For calculating non-GAAP net income per share:

•                  net income is adjusted for the impact of the non-GAAP adjustments described above.

•                  fully diluted share count is adjusted to include the anti-dilutive impact of “Conversion Spread Hedges” which increases the effective conversion price of the currently outstanding 0.50% convertible notes due 2011 and 0.75% convertible notes due 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge in 2011 and 2013 if and when shares are delivered.

•                  all unvested shares of restricted common stock, restricted stock units and performance share units are included in the calculation of non-GAAP  net income per share because non-GAAP  net income has been adjusted to exclude stock-based compensation expense.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States. The attached financial and statistical supplement reconciles non-GAAP financial information with priceline.com’s financial results under GAAP.

About The Priceline Group of Companies
The Priceline Group of Companies (Nasdaq: PCLN) is a leader in global online hotel reservations, with over 150,000 participating hotels worldwide and 92.8 million room nights booked in 2010.  The Group is composed of four primary brands — Booking.com, priceline.com, Agoda.com and TravelJigsaw. The Priceline Group provides online travel services in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.

Based in Amsterdam, Booking.com is a leading international online hotel reservation service operating in 99 countries in 41 languages.  Booking.com offers its customers access to over 120,000 participating hotels worldwide.

In the U.S., priceline.com gives leisure travelers multiple ways to save on their airline tickets, hotel rooms, rental cars, vacation packages and cruises. In addition to getting compelling published prices, travelers can take advantage of priceline.com’s famous Name Your Own Price® service, which can deliver the lowest prices available. Priceline.com also operates the following travel websites: Travelweb.com, Lowestfare.com, RentalCars.com and BreezeNet.com.

Singapore-based Agoda.com is an Asian online hotel reservation service that offers hotel rooms around the world and is available in 32 languages.  With headquarters in Manchester, UK, TravelJigsaw is a multinational car hire service, offering its reservation services in more than 4,000 locations in 115 countries.  Customer support is provided in 20 languages.

priceline.com Incorporated

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$358,967	$202,141
Restricted cash	1,050	1,319
Short-term investments	1,303,251	598,014
Accounts receivable, net of allowance for doubtful accounts of $6,353 and $5,023, respectively	162,426	118,659
Prepaid expenses and other current assets	61,211	36,828
Deferred income taxes	70,559	65,980
Total current assets	1,957,464	1,022,941

Property and equipment, net	39,739	30,489
Intangible assets, net	232,030	172,080
Goodwill	510,894	350,630
Deferred taxes	151,408	253,700
Other assets	14,418	4,384

Total assets	$2,905,953	$1,834,224

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$90,311	$60,568
Accrued expenses and other current liabilities	243,767	127,561
Deferred merchant bookings	136,915	60,758
Convertible debt	175	159,878
Total current liabilities	471,168	408,765

Deferred income taxes	56,440	43,793
Other long-term liabilities	42,990	24,052
Convertible debt	476,230	—
Total liabilities	1,046,828	476,610

Redeemable noncontrolling interests	45,751	—
Convertible debt	38	35,985

Stockholders’ equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 56,567,236, and 52,446,173 shares issued, respectively	438	405
Treasury stock 7,421,128 and 6,865,119 shares, respectively	(640,415)	(510,970)
Additional paid-in capital	2,417,092	2,289,867
Accumulated earnings (deficit)	69,110	(454,673)
Accumulated other comprehensive loss	(32,889)	(3,000)
Total stockholders’ equity	1,813,336	1,321,629

Total liabilities and stockholders’ equity	$2,905,953	$1,834,224

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Merchant revenues	$382,234	$317,407	$1,691,640	$1,447,576
Agency revenues	345,838	220,496	1,380,603	868,395
Other revenues	3,244	3,850	12,662	22,241
Total revenues	731,316	541,753	3,084,905	2,338,212

Cost of revenues	252,903	228,564	1,175,934	1,077,449

Gross profit	478,413	313,189	1,908,971	1,260,763

Operating expenses:
Advertising - Offline	6,030	5,978	35,714	36,270
Advertising - Online	133,786	92,054	552,140	365,381
Sales and marketing	30,641	17,655	116,303	81,238
Personnel, including stock-based compensation of $19,650, $7,944, $68,200 and $40,671 for the three and twelve months ended December 31, 2010 and 2009, respectively	75,437	44,819	270,071	180,152
General and administrative	24,961	19,673	81,185	68,555
Information technology	6,148	5,137	20,998	19,139
Depreciation and amortization	12,451	10,011	45,763	39,193

Total operating expenses	289,454	195,327	1,122,174	789,928

Operating income	188,959	117,862	786,797	470,835

Other income (expense):
Interest income	1,144	528	3,857	2,223
Interest expense	(7,578)	(4,863)	(29,944)	(24,084)
Foreign currency transactions and other	(1,620)	(5,389)	(14,427)	(6,672)
Total other income (expense)	(8,054)	(9,724)	(40,514)	(28,533)

Earnings before income taxes and equity in income of investees	180,905	108,138	746,283	442,302
Income tax (expense) benefit	(45,794)	(29,683)	(218,141)	47,168
Equity in income of investees	—	—	—	2
Net income	135,111	78,455	528,142	489,472
Less: net (loss) income attributable to noncontrolling interests	(618)	—	601	—

Net income applicable to common stockholders	$135,729	$78,455	$527,541	$489,472

Net income applicable to common stockholders per basic common share	$2.76	$1.77	$11.00	$11.54

Weighted average number of basic common shares outstanding	49,111	44,350	47,955	42,406

Net income applicable to common stockholders per diluted common share	$2.66	$1.55	$10.35	$9.88

Weighted average number of diluted common shares outstanding	51,035	50,570	50,988	49,522

priceline.com Incorporated

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	December 31,
	2010	2009	2008
OPERATING ACTIVITIES:
Net income	$528,142	$489,472	$185,624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,209	14,491	14,388
Amortization	34,255	24,702	28,680
Provision for uncollectible accounts, net	7,102	3,227	13,113
Reversal of valuation allowance on deferred tax asset	—	(183,272)	—
Other deferred income taxes	37,540	30,990	19,899
Stock-based compensation and other stock-based payments	68,396	40,671	40,522
Amortization of debt issuance costs	3,332	2,465	2,525
Amortization of debt discount	20,110	18,203	26,669
Loss (gain) on early extinguishment of debt	11,334	1,048	(6,014)
Equity in (income) loss of investees	—	(2)	310
Loss on impairment of investment	—	—	843
Changes in assets and liabilities:
Accounts receivable	(29,275)	(22,767)	(42,888)
Prepaid expenses and other current assets	(22,373)	(979)	(5,153)
Accounts payable, accrued expenses and other current liabilities	84,750	86,792	32,245
Other	17,775	4,624	4,790
Net cash provided by operating activities	777,297	509,665	315,553
INVESTING ACTIVITIES:
Purchase of investments	(1,813,032)	(922,163)	(196,308)
Proceeds from sale of investments	1,071,669	432,184	218,555
Purchase of shares held by noncontrolling interests	—	—	(154,034)
Additions to property and equipment	(22,593)	(15,106)	(18,322)
Acquisitions and other equity investments, net of cash acquired	(112,405)	(1,500)	(599)
Proceeds from redemption of equity investment in pricelinemortgage.com	—	8,921	—
Proceeds from foreign currency contracts	44,564	(5,025)	—
Payments on foreign currency contracts	(9,561)	—	—
Change in restricted cash	260	1,229	(1,197)
Net cash used in investing activities	(841,098)	(501,460)	(151,905)
FINANCING ACTIVITIES:
Proceeds from the issuance of convertible senior notes	575,000	—	—
Payment of debt issuance costs	(13,334)	—	—
Payments related to conversion of convertible senior notes	(295,401)	(197,122)	(176,943)
Repurchase of common stock	(129,445)	(17,415)	(4,449)
Proceeds from the sale of subsidiary shares to noncontrolling interests	4,311	—	—
Proceeds from exercise of stock options	25,751	43,428	5,507
Proceeds from the termination of conversion spread hedges	42,984	—	—
Net cash provided by (used in) financing activities Excess tax benefit on stock-based compensation	3,091	2,149	7,037
Effect of exchange rate changes on cash and cash equivalents	212,957	(168,960)	(168,848)
Net increase (decrease) in cash and cash equivalents	7,670	(1,654)	(15,609)
Cash and cash equivalents, beginning of period	156,826	(162,409)	(20,809)
Cash and cash equivalents, end of period	202,141	364,550	385,359
	$358,967	$202,141	$364,550
SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid during the period for income taxes	$169,320	$95,512	$66,948
Cash paid during the period for interest	$4,901	$4,448	$6,353
Non-cash fair value adjustment for redeemable noncontrolling interests	$7,876	$—	$—

priceline.com Incorporated

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2010	2009	2010	2009
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP EBITDA

	GAAP Net income applicable to common stockholders	$135,729	$78,455	$527,541	$489,472

(a)	Amortization of acquired intangible assets in Merchant revenues	1,753	—	4,702	—
(b)	Favorable litigation settlement related to credit card processing costs	—	(1,049)	—	(1,049)
(c)	Stock-based compensation	19,650	7,944	68,200	40,671
(d)	Favorable adjustments related to franchise tax and sales and use tax for headquarters location	—	—	(2,720)	—
(e)	Charges related to hotel margin tax rulings and judgements	1,732	—	1,732	3,680
(f)	Depreciation and amortization	12,451	10,011	45,763	39,193
(g)	Interest income	(1,144)	(528)	(3,857)	(2,223)
(g)	Interest expense	7,578	4,863	29,944	24,084
(h)	Loss on early extinguishment of debt	—	3,784	11,334	1,048
(i)	Income tax expense (benefit)	45,794	29,683	218,141	(47,168)
(k)	Equity in income of investees	—	—	—	(2)
(l)	Net (loss) income attributable to noncontrolling interests	(618)	—	601	—

	Non-GAAP EBITDA	$222,925	$133,163	$901,381	$547,706

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2010	2009	2010	2009
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME

	GAAP Net income applicable to common stockholders	$135,729	$78,455	$527,541	$489,472

(a)	Amortization of acquired intangible assets in Merchant revenues	1,753	—	4,702	—
(b)	Favorable litigation settlement related to credit card processing costs	—	(1,049)	—	(1,049)
(c)	Stock-based compensation	19,650	7,944	68,200	40,671
(d)	Favorable adjustments related to franchise tax and sales and use tax for headquarters location	—	—	(2,720)	—
(e)	Charges related to hotel margin tax, rulings and judgements	1,732	—	1,732	3,680
(h)	Debt discount amortization related to convertible debt	5,161	3,451	20,110	18,203
(h)	Loss (gain) on early extinguishment of debt	—	3,784	11,334	1,048
(j)	Adjustments for the tax impact of certain of the non-GAAP adjustments and to exclude non-cash income taxes (including the non-cash benefit of $183.3 million, primarily in 3rd quarter 2009, from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset)	3,633	2,949	34,361	(151,433)
(a)	Amortization of acquired intangible assets in Depreciation and amortization	8,271	6,115	29,472	24,657
(m)	Impact on noncontrolling interests of certain other pro forma adjustments	(919)	—	(2,073)	—

	Non-GAAP Net income applicable to common stockholders	$175,010	$101,649	$692,659	$425,249

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2010	2009	2010	2009
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME PER DILUTED COMMON SHARE

	GAAP weighted average number of diluted common shares outstanding	51,035	50,570	50,988	49,522

(n)	Adjustment for Conversion Spread Hedges	—	(284)	(56)	(505)
(o)	Adjustment for restricted stock, restricted stock units and performance units	396	787	397	886

	Non-GAAP weighted average number of diluted common shares outstanding	51,431	51,073	51,329	49,903

	Net income applicable to common stockholders per diluted common share GAAP	$2.66	$1.55	$10.35	$9.88

	Non-GAAP	$3.40	$1.99	$13.49	$8.52

(a)          Amortization of acquired intangible assets is recorded in Merchant revenues and Depreciation and amortization.

(b)          Cash benefit associated with the favorable resolution of litigation related to credit card processing costs is excluded because of the nonrecurring nature of the settlement.

(c)          Stock-based compensation is recorded in Personnel expense.

(d)          Favorable adjustments related to franchise tax and sales and use tax for headquarters location are recorded in General and administrative expense.

(e)          Charges related to South Carolina hotel margin tax ruling in fourth quarter 2010 and Texas hotel margin tax litigation judgment in 3rd quarter 2009 are recorded in General and administrative expense.

(f)            Depreciation and amortization are excluded from Net income to calculate non-GAAP EBITDA.

(g)         Interest income and Interest expense are excluded from Net income to calculate non-GAAP EBITDA.

(h)         Non-cash interest expense related to the amortization of debt discount and loss on early debt extinguishment are recorded in Interest expense and Foreign currency transactions and other, respectively.

(i)            Income tax expense (benefit) is excluded from Net income to calculate non-GAAP EBITDA.

(j)            Adjustments for the tax impact of certain of the non-GAAP adjustments and to exclude non-cash income taxes (including the non-cash benefit of $183.3 million in 2009 from the reversal of a portion of the valuation allowance on the Company’s deferred tax asset).

(k)        Equity in income of investees is excluded from Net income to calculate non-GAAP EBITDA.

(l)            Net (loss) income attributable to noncontrolling interests is excluded from Net income to calculate non-GAAP EBITDA.

(m)      Impact of other non-GAAP adjustments on Net income attributable to noncontrolling interests.

(n)         Reflects the impact of the Conversion Spread Hedges that increase the effective conversion price of the currently outstanding Convertible Senior Notes due September 30, 2011 and the Convertible Senior Notes due September 30, 2013 from their stated $40.38 conversion price to an effective conversion price of $50.47 per share.  Under GAAP, the anti-dilutive impact of the Conversion Spread Hedges is not reflected on the outstanding diluted share count until the end of the hedge when shares are delivered.

(o)          All shares of restricted common stock, restricted stock units and performance share units are included in the calculation of non-GAAP net income per share because non-GAAP net income has been adjusted to exclude stock-based compensation expense.

priceline.com Incorporated

Statistical Data

In millions

(Unaudited)

Gross Bookings	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10

Domestic	$800	$689	$851	$964	$999	$831	$989	$1,154	$1,121	$902
International**	1,251	792	1,092	1,415	1,724	1,433	1,975	2,256	2,885	2,363
Total	$2,050	$1,481	$1,944	$2,379	$2,723	$2,264	$2,965	$3,410	$4,006	$3,265

Agency	$1,604	$1,108	$1,470	$1,825	$2,131	$1,766	$2,374	$2,683	$3,168	$2,557
Merchant**	447	373	474	555	592	498	591	727	838	708
Total	$2,050	$1,481	$1,944	$2,379	$2,723	$2,264	$2,965	$3,410	$4,006	$3,265

Year/Year Growth
Domestic	32.8%	31.1%	18.1%	10.6%	24.9%	20.6%	16.2%	19.6%	12.2%	8.5%
International	58.6%	16.5%	5.3%	14.3%	37.8%	81.0%	80.8%	59.5%	67.3%	64.9%
excluding F/X impact	44.7%	27.6%	23.5%	32.4%	48.5%	69.5%	72.8%	67.1%	78.0%	70.7%

Agency	53.8%	21.4%	7.3%	10.1%	32.9%	59.4%	61.5%	47.0%	48.7%	44.8%
Merchant	28.3%	27.5%	21.9%	22.4%	32.6%	33.5%	24.8%	31.1%	41.4%	42.1%

Total	47.4%	22.9%	10.5%	12.8%	32.8%	52.9%	52.5%	43.3%	47.1%	44.2%

Units Sold	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10

Hotel Room-Nights	11.4	9.1	12.8	15.7	17.9	14.6	20.0	23.2	27.5	22.0
Year/Year Growth	43.6%	38.0%	36.4%	44.0%	56.3%	59.9%	56.8%	48.2%	54.1%	50.6%

Rental Car Days	2.3	2.2	3.0	3.2	2.6	2.4	3.0	4.3	5.1	3.9
Year/Year Growth	-0.2%	11.1%	15.4%	15.0%	11.6%	6.6%	-0.9%	32.0%	97.3%	65.4%

Airline Tickets	1.2	1.1	1.5	1.6	1.5	1.3	1.5	1.6	1.5	1.3
Year/Year Growth	44.8%	43.7%	28.0%	13.9%	30.2%	16.2%	2.8%	4.1%	-4.6%	-2.3%

	3Q08	4Q08	1Q09	2Q09	3Q09	4Q09	1Q10	2Q10	3Q10	4Q10

Revenue	$561.6	$406.0	$462.1	$603.7	$730.7	$541.8	$584.4	$767.4	$1,001.8	$731.3
Year/Year Growth	34.6%	21.3%	14.6%	17.5%	30.1%	33.4%	26.5%	27.1%	37.1%	35.0%

Gross Profit	$316.1	$205.1	$208.3	$305.2	$434.0	$313.2	$319.1	$445.3	$666.2	$478.4
Year/Year Growth	56.2%	28.0%	15.0%	20.3%	37.3%	52.7%	53.2%	45.9%	53.5%	52.8%

Gross bookings is an operating and statistical metric that captures the total dollar value, generally inclusive of taxes and fees, of all travel services booked by customers.

** Includes $55.0 million, $85.8 million and $43.9 million of Travel Jigsaw gross bookings in 4Q10, 3Q10 and 2Q10 since acquisition on May 18, 2010, respectively.  Includes $37.5 million and $32.4 million of Agoda gross bookings in 4Q08 and 3Q08, respectively.

Exhibit 99.1